Exhibit 11

                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                    Computation of Earnings (Loss) Per Share

         Net Earnings (Loss) per common share is computed by dividing net earnings or loss by the weighted average number of shares of Common Stock outstanding during each year. The Company did not have any Common Stock equivalents outstanding during the years ended December 31, 1995 and 1996.

                         FOR THE YEAR ENDED DECEMBER 31,


                                               1996                  1995
                                               ----                  ----

Earnings (Loss) per
Share:

Net Income (Loss)                             $(376,270)           $  158,839
                                              ----------           ----------

Weighted average
number of shares
outstanding                                   8,514,537            8,303,484
                                              ---------            ---------


Assumed issuances
under exercise of
stock options and
warrants                                          --(1)                   --(1)

Income (Loss) per
share                                         $ (.04)              $     .02
                                              =======              =========

(1)      During   1995  and  1996  there  were  no  Common   stock   equivalents
         outstanding.